                                                                    EXHIBIT 99.1


NEWS                           [AIG LOGO]     AMERICAN INTERNATIONAL GROUP, INC.
                                              70 PINE STREET NEW YORK, NY 10270


Contact: Charlene Hamrah (Investment Community)
         (212)770-7074

         Joe Norton (News Media)
         (212)770-3144



           AIG REPORTS FIRST QUARTER 2004 NET INCOME OF $2.66 BILLION

            ($1.01 PER SHARE), AN INCREASE OF 35.9 PERCENT OVER 2003;

           NET INCOME EXCLUDING REALIZED CAPITAL GAINS AND LOSSES AND

               CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE INCREASED

                 19.9 PERCENT TO $2.84 BILLION ($1.08 PER SHARE)

NEW YORK, NY, April 22, 2004 - American International Group, Inc. (AIG) today reported that its first quarter 2004 net income rose 35.9 percent to $2.66 billion or $1.01 per share, compared to $1.95 billion or $0.74 per share in the first quarter of 2003. First quarter 2004 net income excluding realized capital gains (losses) and the cumulative effect of an accounting change, increased 19.9 percent to a record $2.84 billion or $1.08 per share, compared to $2.37 billion or $0.90 per share in the first quarter of 2003.

        Income before income taxes, minority interest and the cumulative effect of an accounting change for the first quarter of 2004 was a record $4.29 billion, a 46.8 percent increase over $2.92 billion in the first quarter of 2003. These results include realized capital gains of $4.9 million in the first quarter of 2004, compared to realized capital losses of $631.5 million in the same period last year.


                                     -more-

        Following is a summary table of first quarter information (in millions, except per share amounts):

                                        FIRST QUARTER

                                                                             PER SHARE
                                                                      ------------------------

                                     2004        2003     Change      2004     2003     Change
                                     ----        ----     ------      ----     ----     ------

Net income .....................   $2,655.6    $1,953.5    35.9%      $1.01     $0.74    36.5%

Realized capital gains
(losses), net of tax ...........       (0.5)     (412.8)     --          --     (0.16)    --

Cumulative effect of an
  accounting change, net of tax*     (181.4)         --      --       (0.07)       --     --

Net income, excluding realized
  capital gains (losses) and
  cumulative effect of an
  accounting change,
  net of tax ...................   $2,837.5    $2,366.3    19.9%      $1.08     $0.90    20.0%

Average shares outstanding .....                                    2,632.6   2,628.1


   * As previously reported in AIG's Form 10-K for the year ended December 31, 2003, in the first quarter of 2004, AIG incurred a one-time cumulative accounting charge of $181.4 million, net of tax, upon adoption of SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", which requires insurers to recognize a liability for guaranteed minimum death benefits and other living benefits related to their variable annuity and variable life contracts.

HIGHLIGHTS OF THE FIRST QUARTER 2004 INCLUDE:

                                           2004                     2003                Change
                                           ----                     ----                ------

CONSOLIDATED

Adjusted Net Income (a) ...........    $2.84 BILLION           $2.37 billion             19.9%

Shareholders' Equity

   At March 31 and December 31 ....     $77 BILLION             $71 billion               7.8%

Retained Earnings

   At March 31 and December 31 ....     $63 BILLION             $61 billion               4.1%

Return on Equity (b)

   At March 31 and December 31 ....       17.3%                    17.2%

Consolidated Assets

   At March 31 and December 31 ....     $724 BILLION            $678 billion              6.8%

Revenues (c) ......................    $23.64 BILLION          $18.93 billion            24.9%

Insurance Cash Flow (d) ...........    $14.87 BILLION          $11.18 billion            33.0%


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

                                           2004                2003             Change
                                           ----                ----             ------

GENERAL INSURANCE

Net Premiums Written ..............   $10.21 BILLION       $8.24 billion        23.9%

Pretax Operating Income

  (ex. realized capital
     gains (losses)) ..............    $1.50 BILLION       $1.32 billion        14.0%

Combined Ratio ....................       93.22                93.13

Cash Flow .........................     $3.53 BILLION      $3.24 billion         9.0%

LIFE INSURANCE & RETIREMENT
  SERVICES (e)

GAAP Premiums .....................    $6.90 BILLION       $5.78 billion        19.3%

Premiums, Deposits and Other

   Considerations .................   $17.07 BILLION      $11.88 billion        43.7%

Pretax Operating Income

  (ex. realized capital gains
    (losses)) .....................    $2.04 BILLION       $1.65 billion        24.0%

FINANCIAL SERVICES

Pretax Operating Income ...........   $523.0 MILLION      $530.5 million        (1.4)%

ASSET MANAGEMENT (e)

Pretax Operating Income ...........   $239.2 MILLION      $174.4 million        37.1%

----------

(a) Excludes realized capital gains (losses) and cumulative effect of an accounting change, net of tax.

(b)   See reconciliation to GAAP ROE in the supplementary earnings data.

(c) Represents the sum of General Insurance net premiums earned, GAAP Life Insurance & Retirement Services premiums, net investment income, Financial Services commissions, transactions and other fees, Asset Management commissions and other fees and GAAP premiums and net investment income with respect to Guaranteed Investment Contracts (GICs), and realized capital gains (losses).

(d) In addition to General Insurance cash flow, includes Life Insurance & Retirement Services cash flow for investment, which generates the investment income necessary to meet policyholder obligations and to provide a profit margin to shareholders, as well as net cash flow from Guaranteed Investment Contracts (GICs).

(e)   Restated to conform to the presentation with respect to 2004.


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

        Commenting on these results, AIG Chairman M. R. Greenberg said, "AIG had a very good quarter led by excellent General Insurance results and strong gains in Life Insurance & Retirement Services. We achieved net income of $2.66 billion, up 35.9 percent over a year ago. Excluding realized capital gains and losses and the cumulative effect of an accounting change, net income increased
19.9 percent to a record $2.84 billion.

        "Pretax net realized capital gains were $4.9 million in the first quarter of 2004, compared to losses of $631.5 million in the first quarter of 2003. An improved economy, stronger corporate balance sheets and a significantly lower level of impaired investments resulted in the substantial improvement in realized capital gains (losses).

        "Shareholders' equity at March 31, 2004 was a record $77 billion, and assets increased to $724 billion. Also, the Triple A long-term debt and insurer financial strength (claims-paying) ratings of the AIG Companies were affirmed by Standard & Poor's in the first quarter, and this month AIG became one of the 30 companies in the Dow Jones Industrial Average Index.

        "General Insurance cash flow remained very strong in the first quarter, totaling $3.53 billion compared to $3.24 billion in the first quarter of 2003. Total insurance cash flow was $14.87 billion in the quarter, compared to $11.18 billion in the first quarter of 2003.

GENERAL INSURANCE

        "General Insurance operating income excluding realized capital gains (losses) rose 14.0 percent in the first quarter to a record $1.50 billion, as a result of strong performance in both domestic and foreign operations. Net premiums written increased at a good rate - up 23.9 percent over the first quarter of 2003 to a record $10.21 billion. The General Insurance combined ratio was 93.22 compared to 93.13 in last year's first quarter.

        "In the United States, the Domestic Brokerage Group had strong premium growth of 22.3 percent to a record $5.55 billion. The combined ratio was 95.74, compared to 94.80 a year ago. Market conditions continue to be satisfactory. The substantial price increases over the past two years were very much needed, and in many classes of business, price increases are still necessary. AIG is maintaining a disciplined approach to underwriting and pricing. In addition to adequate pricing, we give careful attention to underwriting selection, policy terms and conditions, deductibles and attachment points. Pricing generally is strongest in long tail classes of business, where buyers increasingly understand the importance of doing business with financially strong insurers, and they are less willing to take undue risk by seeking the cheapest price.

        "A number of insurance companies, however, appear to be pursuing strategies focused on market share growth and cash flow underwriting. In the past, companies that have pursued these strategies have frequently become impaired, which should raise concerns in the marketplace about the soundness and security of coverages, especially for long tail risks. According to a report by A.M. Best, 218 U.S. property-casualty companies became insolvent between 1993 and 2002, including 41 that had been rated A or A- at least

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
two years prior to the insolvency and 29 that were rated A or A- at least one year before they became insolvent. Buying long tail insurance from companies with low insurer financial strength (claims-paying) or low long-term debt ratings is in effect purchasing `junk insurance'.

        "The Domestic Personal Lines business continues to achieve solid premium growth and underwriting performance. In the first quarter, net premiums written were $1.11 billion, up 25.8 percent over a year ago. The combined ratio was
95.45. The integration of the former GE personal lines business into AIG companies is proceeding well.

        "HSB Group, Inc. had excellent premium growth with superb underwriting results.

        "United Guaranty had good results. Premium growth and improved persistency were offset by a slight increase in UGC's delinquency ratio, which is still well below the industry average. Its combined ratio continues to be very good.

        "Transatlantic Holdings, Inc. also had a good quarter. Net premiums written increased 18.1 percent to $907.5 million. Pretax operating income was up
38.0 percent. The combined ratio was 95.82 compared to 97.36 in the first quarter of 2003.

        "Foreign General Insurance had very strong results in the quarter. Net premiums written were a record $2.49 billion, an increase of 29.0 percent, or
16.6 percent in original currency, over the first quarter of 2003. The combined ratio was 87.15, compared to 88.90 a year ago. Every major region of the worldwide network contributed to this performance. As expected, the market is becoming somewhat more competitive but rates generally remain adequate and we continue to implement price increases where they are needed.

        "In China, we are making good progress implementing the agreement we have with PICC Property and Casualty Company Limited (PICC P&C) to develop the market for accident and health products. Training programs are already underway and we are pleased with the cooperation we are receiving from PICC P&C managers and agents. We expect this to be a very successful venture.

        "In Japan, our direct marketing efforts for automobile and accident and health products continue to generate profitable growth. Also, we are increasing our marketing efforts aimed at the larger corporate market. The financial strength of AIG companies is increasingly important and valuable to buyers of insurance around the world.

        "General Insurance net investment income was $856.8 million, an increase of 9.3 percent, even though interest rates remain at very low levels. We are benefiting from the strong cash flow of the past two years and strengthening credit and equity markets.

        "At March 31, 2004, General Insurance net loss and loss adjustment reserves totaled $38.75 billion, a $2.11 billion increase from December 31, 2003. In the first quarter of 2004, we estimate that net adverse reported loss development for the prior accident years was approximately $200 million.


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

LIFE INSURANCE & RETIREMENT SERVICES

        "Beginning this quarter, we are reporting Retirement Services results in the same segment as Life Insurance, reflecting the convergence of protective and retirement products and our current management of these operations.

        "Worldwide Life Insurance & Retirement Services operating income before realized capital gains (losses) was a record $2.04 billion, an increase of 24.0 percent, compared to $1.65 billion in the first quarter of 2003. Results were very strong in both foreign and domestic operations. Worldwide Life Insurance & Retirement Services GAAP premiums were $6.90 billion, an increase of 19.3 percent over the first quarter of 2003. Premiums, deposits and other considerations totaled $17.07 billion, an increase of 43.7 percent compared to the first quarter of 2003. Cash flow from both foreign and domestic operations continues to be outstanding.

        "AIG's extensive Foreign Life Insurance & Retirement Services operations had an excellent quarter. Operating income excluding realized capital gains (losses) was $1.07 billion in the first quarter compared to $889.6 million a year ago. GAAP premiums were $5.41 billion, up 24.7 percent. Premiums, deposits and other considerations were $10.04 billion, compared to $5.41 billion in the first quarter of 2003, with a significant part of the increase related to the rapidly growing fixed annuity business in Japan.

        "In China, our life insurance business is growing rapidly. Total first year premiums were up 53.8 percent in the first quarter over the prior year. Japan had excellent results. AIG Edison is growing and proving to be a good complement to ALICO Japan and AIG Star Life. Consolidation of services and information technology support is moving ahead successfully among these operations. AIG Star Life had very good first quarter earnings. As expected, new premiums still do not exceed surrenders. However, we have enhanced the sales organization, and are launching new products and introducing new retention plans. We are confident these initiatives will make a significant contribution to future growth.

        "Other regions, including Southeast Asia, had good operating income in the quarter. The sale of annuities is growing rapidly in several countries around the world, consistent with our strategy of focusing on attractive international retirement services opportunities.

        "Domestic Life Insurance & Retirement Services operating income excluding realized capital gains (losses) was $972.0 million in the first quarter of 2004, an increase of 28.1 percent compared to $758.9 million in the first quarter of 2003. GAAP premiums were $1.49 billion, up 2.9 percent. Premiums, deposits and other considerations were $7.03 billion, an 8.6 percent increase compared to $6.47 billion in the first quarter of 2003. AIG's domestic life operations had a solid quarter, achieving record universal and term life sales, while continuing to manage costs and maintain adequate spreads. Life insurance periodic premium sales rose 17.8 percent and payout annuities insurance reserves increased 15.6 percent. To accelerate growth, we are introducing new products, enhancing systems that support product roll outs and we are paying careful attention to product profitability by focusing on spreads and reducing expenses.


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

        "The domestic retirement services businesses had excellent results. With market leading positions, a comprehensive product portfolio and a diverse distribution network, AIG's retirement services businesses are well positioned to benefit under virtually all market conditions. The individual variable annuity business recorded strong gains as consumers shifted assets to equity based investment products. The individual fixed annuity business had slower premium growth as a result of this trend. However, operating income growth was strong as spreads increased substantially in the first quarter over the prior year.

        "AIG VALIC, the group retirement business in the United States, had record operating income. Net flows were impacted by the loss of a single account that we declined to write at an inadequate profit level. Excluding this account, the overall surrender rate was comparable to prior periods.

FINANCIAL SERVICES

        "Financial Services had pretax operating income of $523.0 million in the first quarter, compared to $530.5 million a year ago.

        "ILFC reported operating income of $160.0 million in the quarter, compared to $174.3 million in the first quarter of 2003. In the third quarter of 2003 and January 2004, ILFC securitized approximately $2 billion in aircraft from its fleet, which results in somewhat lower operating income, although it significantly enhances ILFC's liquidity and funding base. Commercial aviation market conditions are improving. Lease rates are moving upward and demand is strong, especially in Asia. In China, for example, airline passenger demand exceeds capacity. Based on these trends, we expect ILFC's income to grow during the remainder of the year.

        "Capital Markets operating income was $182.5 million, a satisfactory quarter but down 13.6 percent compared to the exceptionally strong results we achieved in the first quarter of 2003. Quarter to quarter variations are to be expected in this transaction-oriented business. The pipeline continues to build in a satisfactory manner. Overall, the business remains strong and its prospects are good.

        "Consumer Finance had excellent results in both domestic and foreign operations as pretax operating income increased 23.7 percent in the first quarter to $183.2 million. In the United States, credit quality was very strong and receivables grew substantially. Foreign consumer finance operations continued to benefit from growth in Poland and the dramatic turnaround in the economies of Hong Kong and Argentina. Imperial A. I. Credit, the largest insurance premium finance provider in the United States, had another good quarter.

ASSET MANAGEMENT

        "Asset Management pretax operating income increased 37.1 percent in the first quarter to $239.2 million. AIG Global Investment Group had a good quarter as a result of improved equity markets in most of the world and a strong global product portfolio. The broker-dealer and mutual fund businesses also recorded strong gains in the quarter,


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
benefiting from the improved equity markets. Third party assets under management increased to over $48 billion.

         "Guaranteed Investment Contract (GIC) operating income totaled $157.0 million in the first quarter of 2004, compared to $118.8 million in the first quarter of 2003. GICs are an opportunistic business which we write when interest rate spreads are attractive. Accordingly, GIC deposits may fluctuate substantially from quarter to quarter.

        "In the Other Income/Deductions-net category, AIG reported a loss of $19.7 million in the first quarter of 2004 compared to a loss of $114.4 million a year earlier. This is primarily attributable to increased income related to SunAmerica partnership investments.

        "The U.S. dollar weakened against most major currencies, including the Euro, Yen and British Pound, during the first quarter of 2004. On a local currency basis, General Insurance premiums increased 20.5 percent in the first quarter over the prior year, compared to 23.9 percent on a U.S. dollar basis. Life Insurance & Retirement Services GAAP premiums rose 14.0 percent in local currency compared to 19.3 percent in U.S. dollars."

                                     # # # #

        AIG is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include financial services, retirement services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

                                     # # # #

        A conference call for the investment community will be held today at 9:00 a.m. EDT. The call will be broadcast live on the Internet at:

                               www.aigwebcast.com

The call will be archived at the same URL through Friday, April 30, 2004.


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

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

        This press release contains forward-looking statements. Please refer to the AIG Annual Report on Form 10-K for the year ended December 31, 2003 and its past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

COMMENT ON REGULATION G

        This press release, including the financial highlights and supplementary earnings data, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

        Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG's financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations of net income and operating income, AIG shows both net income and operating income exclusive of realized capital gains (losses).

        Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of quarterly business performance.

        AIG believes that a major part of the discipline of a successful general insurance company is to produce an underwriting profit, and it evaluates the performance of and manages its operations on that basis. Providing only a GAAP presentation of net income and operating income makes it much more difficult for users of AIG's financial information to evaluate AIG's success or failure in its basic business, that of insurance underwriting, and may, in AIG's opinion, lead to incorrect or misleading assumptions and conclusions. The equity analysts who follow AIG exclude the realized capital gains and losses in their analyses for the same reason, and consistently request that AIG provide the non-GAAP information.

        AIG presents life and retirement services production (premiums, deposits and other considerations), net premiums written and combined ratios in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG's insurance competitors.

                       AMERICAN INTERNATIONAL GROUP, INC.
                              FINANCIAL HIGHLIGHTS*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                  2004               2003           CHANGE
                                                                  ----               ----           ------
GENERAL INSURANCE OPERATIONS:
  Net Premiums Written ...................................   $ 10,212,944       $  8,243,084          23.9%
  Net Premiums Earned ....................................      9,239,429          7,286,763          26.8
  Underwriting Profit ....................................        643,551            532,539          20.8
  Net Investment Income ..................................        856,816            783,874           9.3
  Income before Realized Capital Gains (Losses) ..........      1,500,367          1,316,413          14.0
  Realized Capital Gains (Losses) ........................         67,012           (172,507)           --
  OPERATING INCOME .......................................   $  1,567,379       $  1,143,906          37.0%
                                                             ------------       ------------          ----
    Loss Ratio ...........................................          73.70              74.15
    Expense Ratio ........................................          19.52              18.98
    Combined Ratio .......................................          93.22              93.13
                                                             ------------       ------------          ----
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS (a):
  GAAP Premiums ..........................................   $  6,899,611       $  5,784,758          19.3%
  Net Investment Income ..................................      3,941,357          3,182,243          23.9
  Income before Realized Capital Gains (Losses) ..........      2,043,575          1,648,460          24.0
  Realized Capital Gains (Losses) ........................         48,675           (338,172)           --
  OPERATING INCOME .......................................      2,092,250          1,310,288          59.7

FINANCIAL SERVICES OPERATING INCOME ......................        523,037            530,461          (1.4)

ASSET MANAGEMENT OPERATING INCOME (a) ....................        239,175            174,391          37.1

Other Realized Capital Gains (Losses) (a) ................       (110,766)          (120,821)           --
Other Income (Deductions) - net ..........................        (19,743)          (114,355)           --
INCOME BEFORE INCOME TAXES, MINORITY INTEREST
  AND CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE ..........      4,291,332          2,923,870          46.8
Income Taxes .............................................      1,356,166            876,362            --
INCOME BEFORE MINORITY INTEREST AND CUMULATIVE
  EFFECT OF AN ACCOUNTING CHANGE .........................      2,935,166          2,047,508          43.4
Minority Interest, after-tax -
  Income before Realized Capital Gains (Losses) ..........        (94,358)           (91,928)           --
  Realized Capital Gains (Losses) ........................         (3,767)            (2,055)           --
INCOME BEFORE CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE ..      2,837,041          1,953,525          45.2
Cumulative Effect of an Accounting Change,
  net of tax (b) .........................................       (181,431)                 0            --
NET INCOME ...............................................      2,655,610          1,953,525          35.9
REALIZED CAPITAL GAINS (LOSSES), NET OF TAX ..............           (544)          (412,846)           --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
  NET OF TAX (b) .........................................       (181,431)                 0            --
NET INCOME, EXCLUDING REALIZED CAPITAL GAINS
  (LOSSES) AND CUMULATIVE EFFECT OF AN
  ACCOUNTING CHANGE, NET OF TAX (c) ......................   $  2,837,585       $  2,366,371          19.9%

                       AMERICAN INTERNATIONAL GROUP, INC.
                             FINANCIAL HIGHLIGHTS*
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                  2004               2003           CHANGE
                                                                  ----               ----           ------
PER SHARE - DILUTED:
NET INCOME ...............................................   $       1.01       $       0.74          36.5%
REALIZED CAPITAL GAINS (LOSSES), NET OF TAX ..............           0.00              (0.16)           --
CUMULATIVE EFFECT OF AN ACCOUNTING CHANGE,
  NET OF TAX (b) .........................................          (0.07)              0.00            --
NET INCOME, EXCLUDING REALIZED CAPITAL GAINS
  (LOSSES) AND CUMULATIVE EFFECT OF AN
  ACCOUNTING CHANGE, NET OF TAX ..........................   $       1.08       $       0.90          20.0%

AVERAGE DILUTED COMMON SHARES OUTSTANDING ................      2,632,552          2,628,084

*     Including reconciliation in accordance with Regulation G.

(a)   Restated to conform to the presentation with respect to 2004.

(b) Represents the cumulative effect of an accounting change, net of tax, related to SOP 03-1 "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

(c)   Also referred to as Adjusted Net Income.

                       AMERICAN INTERNATIONAL GROUP, INC.
                             PRETAX OPERATING INCOME
                                 (IN THOUSANDS)

                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                  2004               2003           CHANGE
                                               -----------       -----------       --------
GENERAL INSURANCE:
  Domestic Brokerage Group .................   $   800,652       $   708,847           13.0%
  Personal Lines ...........................        85,791            69,300           23.8
  Mortgage Guaranty ........................        99,752           109,995           (9.3)
  Transatlantic Holdings ...................       109,538            79,400           38.0
  Foreign General (a) ......................       404,516           347,154           16.5
  Intercompany Adjustments .................           118             1,717             --
  Realized Capital Gains (Losses) ..........        67,012          (172,507)            --

LIFE INSURANCE & RETIREMENT SERVICES (b):
  Domestic
    Life Insurance .........................       203,414           179,641           13.2
    Home Service ...........................       104,251           100,218            4.0
    Group Life/Health ......................        25,581            28,482          (10.2)
    Payout Annuities (c) ...................        36,527            31,068           17.6
    Retirement Services
      Group Retirement Products ............       280,288           218,597           28.2
      Individual Fixed Annuities ...........       232,941           142,423           63.6
      Individual Variable Annuities ........        39,515             2,942             --
      Individual Annuities - Runoff (d) ....        49,589            55,570          (10.8)
    Intercompany Adjustments ...............           (88)              (63)            --
    Realized Capital Gains (Losses) ........        34,257           (19,106)            --
  Foreign
    Life Insurance .........................       703,914           625,993           12.4
    Personal Accident & Health .............       261,425           197,492           32.4
    Group Products .........................        66,133            47,809           38.3
    Retirement Services
      Individual Fixed Annuities ...........        42,057            23,819           76.6
      Individual Variable Annuities ........         2,295            (2,445)            --
    Intercompany Adjustments ...............        (4,267)           (3,086)            --
    Realized Capital Gains (Losses) ........        14,418          (319,066)            --

FINANCIAL SERVICES:
  Aircraft Finance .........................       160,042           174,271           (8.2)
  Capital Markets ..........................       182,504           211,241          (13.6)
  Consumer Finance .........................       183,168           148,103           23.7
  Other (e) ................................        (2,677)           (3,154)            --

ASSET MANAGEMENT  (b)(f):
  Guaranteed Investment
  Contracts
    Domestic ...............................       147,673           110,677           33.4
    Foreign ................................         9,355             8,126           15.1
  Institutional Asset Management (g) .......        61,980            43,658           42.0
  Brokerage Services and Mutual Funds ......        20,167            11,930           69.0

Other Realized Capital Gains (Losses) (b) ..       (110,766)         (120,821)            --
Other Income (Deductions) - net ............        (19,743)         (114,355)            --
INCOME BEFORE INCOME TAXES, MINORITY
  INTEREST AND CUMULATIVE EFFECT
  OF AN ACCOUNTING CHANGE ..................      4,291,332         2,923,870           46.8
INCOME BEFORE INCOME TAXES, MINORITY
  INTEREST, REALIZED CAPITAL GAINS
  (LOSSES) AND CUMULATIVE EFFECT
  OF AN ACCOUNTING CHANGE ..................    $ 4,286,411       $ 3,555,370           20.6%

(a) Foreign General insurance excludes the foreign operations of Transatlantic Holdings, Inc.

(b)   Restated to conform to the presentation with respect to 2004.

(c) Includes Structured Settlements, Single Premium Immediate Annuities and Terminal Funding Agreements.

(d) Represents runoff annuity business largely sold through discontinued distribution.

(e) Includes Other Financial Services Companies and Intercompany Reclassifications.

(f) At March 31, 2004, AIG's third party assets under management, including mutual funds and institutional accounts, totaled over $48 billion.

(g) Includes AIG Global Investment Group and certain smaller asset management operations.

                       AMERICAN INTERNATIONAL GROUP, INC.
                          SUPPLEMENTARY EARNINGS DATA*
                                 (IN THOUSANDS)

                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                   2004              2003            CHANGE
                                                   ----              ----            ------
GENERAL INSURANCE OPERATIONS:
  NET PREMIUMS WRITTEN
    Domestic Brokerage Group ..............   $  5,550,419       $  4,540,142           22.3%
    Personal Lines ........................      1,112,754            884,198           25.8
    Mortgage Guaranty .....................        153,674            121,188           26.8
    Transatlantic Holdings ................        907,470            768,081           18.1
    Foreign General (a) ...................      2,488,627          1,929,475           29.0
                                              ------------       ------------
    TOTAL .................................     10,212,944          8,243,084           23.9

  OPERATING INCOME
    Domestic Brokerage Group ..............        800,652            708,847           13.0
    Personal Lines ........................         85,791             69,300           23.8
    Mortgage Guaranty .....................         99,752            109,995           (9.3)
    Transatlantic Holdings ................        109,538             79,400           38.0
    Foreign General (a) ...................        404,516            347,154           16.5
    Intercompany Adjustments ..............            118              1,717             --
                                              ------------       ------------
    TOTAL BEFORE REALIZED CAPITAL
       GAINS (LOSSES) .....................      1,500,367          1,316,413           14.0
    Realized Capital Gains (Losses) .......         67,012           (172,507)            --
    OPERATING INCOME ......................   $  1,567,379       $  1,143,906           37.0%
                                              ------------       ------------       --------

  COMBINED RATIO:
    Domestic Brokerage Group ..............          95.74              94.80
    Personal Lines ........................          95.45              96.43
    Mortgage Guaranty .....................          49.89              46.03
    Transatlantic Holdings ................          95.82              97.36
    Foreign General (a) ...................          87.15              88.90

    TOTAL .................................          93.22              93.13
                                              ------------       ------------       --------
  Losses and Loss Expenses Paid ...........   $  4,703,068       $  4,233,655           11.1%
  Change in Loss and
    Loss Expense Reserve ..................      2,106,729          1,169,765           80.1
                                              ------------       ------------
  Losses and Loss Expenses Incurred .......      6,809,797          5,403,420           26.0

  Net Loss and Loss Expense Reserve .......     38,753,817         31,519,704           23.0

  UNDERWRITING PROFIT .....................   $    643,551       $    532,539           20.8%
                                              ------------       ------------       --------

FOREIGN EXCHANGE IMPACT ON GROWTH OF NET
  PREMIUMS WRITTEN WORLDWIDE
  Growth in Original Currency .............           20.5%
  Foreign Exchange Impact .................            3.4
  Growth as Reported in U.S. $ ............           23.9
    FOREIGN GENERAL (a)
  Growth in Original Currency .............           16.6
  Foreign Exchange Impact .................           12.4
  Growth as Reported in U.S. $ ............           29.0%

*     Including reconciliation in accordance with Regulation G.

(a) Foreign General insurance excludes the foreign operations of Transatlantic Holdings, Inc.

SUPPLEMENTARY EARNINGS DATA - PAGE 2

                                                              THREE MONTHS ENDED MARCH 31,
                                                              ----------------------------
                                                          2004           2003 (a)        CHANGE
                                                          ----           --------        ------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
  GAAP PREMIUMS
    DOMESTIC
      Life Insurance ..............................   $   429,989      $   427,603          0.6%
      Home Service ................................       205,986          208,745         (1.3)
      Group Life/Health ...........................       267,471          232,248         15.2
      Payout Annuities (b) ........................       374,113          420,654        (11.1)
      Retirement Services
        Group Retirement Products .................        76,425           53,450         43.0
        Individual Fixed Annuities ................        12,567            6,772         85.6
        Individual Variable Annuities .............       100,192           73,300         36.7
        Individual Annuities - Runoff (c) .........        19,971           22,451        (11.0)
                                                      -----------      -----------
      TOTAL .......................................     1,486,714        1,445,223          2.9

    FOREIGN
      Life Insurance ..............................     3,869,696        3,235,125         19.6
      Personal Accident & Health ..................     1,029,422          691,168         48.9
      Group Products ..............................       416,171          349,504         19.1
      Retirement Services
        Individual Fixed Annuities ................        85,221           60,819         40.1
        Individual Variable Annuities .............        12,387            2,919        324.4
                                                      -----------      -----------
      TOTAL .......................................     5,412,897        4,339,535         24.7

    TOTAL GAAP PREMIUMS ...........................     6,899,611        5,784,758         19.3
                                                      -----------      -----------      -------

  PREMIUMS, DEPOSITS AND OTHER CONSIDERATIONS (d)
    DOMESTIC
      Life Insurance ..............................       654,858          639,205          2.4
      Home Service ................................       245,757          234,616          4.7
      Group Life/Health ...........................       260,135          236,759          9.9
      Payout Annuities ............................       576,662          551,716          4.5
      Retirement Services
        Group Retirement Products .................     1,319,291        1,239,072          6.5
        Individual Fixed Annuities ................     2,757,867        2,702,570          2.0
        Individual Variable Annuities .............     1,142,662          765,538         49.3
        Individual Annuities - Runoff .............        68,246           99,331        (31.3)
                                                      -----------      -----------
      TOTAL .......................................     7,025,478        6,468,807          8.6

    FOREIGN
      Life Insurance ..............................     4,739,259        3,667,238         29.2
      Personal Accident & Health ..................     1,029,749          692,409         48.7
      Group Products ..............................       751,670          569,823         31.9
      Retirement Services
        Individual Fixed Annuities ................     3,148,904          248,215           --
        Individual Variable Annuities .............       374,169          230,962         62.0
                                                      -----------      -----------
      TOTAL .......................................    10,043,751        5,408,647         85.7

    TOTAL PREMIUMS, DEPOSITS AND OTHER
      CONSIDERATIONS ..............................   $17,069,229      $11,877,454         43.7%

(a)   Restated to conform to the presentation with respect to 2004.

(b) Includes Structured Settlements, Single Premium Immediate Annuities and Terminal Funding Agreements.

(c) Represents runoff annuity business largely sold through discontinued distribution.

(d) Premiums, deposits and other considerations represent aggregate business activity during the respective periods presented on a non-GAAP basis.

SUPPLEMENTARY EARNINGS DATA - PAGE 3

                                                                THREE MONTHS ENDED MARCH 31,
                                                                ----------------------------
                                                          2004             2003 (a)        CHANGE
                                                          ----             --------        ------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
  NET INVESTMENT INCOME
    DOMESTIC
      Life Insurance ..............................   $   380,249       $   283,962          33.9%
      Home Service ................................       174,740           168,577           3.7
      Group Life/Health ...........................        31,160            27,931          11.6
      Payout Annuities ............................       198,731           168,621          17.9
      Retirement Services
        Group Retirement Products .................       541,848           490,732          10.4
        Individual Fixed Annuities ................       757,729           568,612          33.3
        Individual Variable Annuities .............        55,380            53,760           3.0
        Individual Annuities - Runoff .............       276,580           331,284         (16.5)
      Intercompany Adjustments ....................           (88)              (63)           --
                                                      -----------       -----------
      TOTAL .......................................     2,416,329         2,093,416          15.4

    FOREIGN
      Life Insurance ..............................     1,093,738           902,455          21.2
      Personal Accident & Health ..................        41,784            36,528          14.4
      Group Products ..............................       106,668            82,141          29.9
      Retirement Services
        Individual Fixed Annuities ................       208,485            70,317         196.5
        Individual Variable Annuities .............        78,620               472            --
      Intercompany Adjustments ....................        (4,267)           (3,086)           --
                                                      -----------       -----------
      TOTAL .......................................     1,525,028         1,088,827          40.1

    TOTAL NET INVESTMENT INCOME ...................   $ 3,941,357       $ 3,182,243          23.9%

(a)   Restated to conform to the presentation with respect to 2004.

SUPPLEMENTARY EARNINGS DATA - PAGE 4

                                                               THREE MONTHS ENDED MARCH 31,
                                                               ----------------------------
                                                          2004            2003 (a)         CHANGE
                                                          ----            --------         ------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
  OPERATING INCOME
    DOMESTIC
      Life Insurance ..............................   $   203,414       $   179,641          13.2%
      Home Service ................................       104,251           100,218           4.0
      Group Life/Health ...........................        25,581            28,482         (10.2)
      Payout Annuities ............................        36,527            31,068          17.6
      Retirement Services
        Group Retirement Products .................       280,288           218,597          28.2
        Individual Fixed Annuities ................       232,941           142,423          63.6
        Individual Variable Annuities .............        39,515             2,942            --
        Individual Annuities - Runoff .............        49,589            55,570         (10.8)
      Intercompany Adjustments ....................           (88)              (63)           --
                                                      -----------       -----------
      TOTAL DOMESTIC BEFORE REALIZED
         CAPITAL GAINS (LOSSES) ...................       972,018           758,878          28.1
      Realized Capital Gains (Losses) .............        34,257           (19,106)           --
                                                      -----------       -----------
      DOMESTIC OPERATING INCOME ...................     1,006,275           739,772          36.0

    FOREIGN
      Life Insurance ..............................       703,914           625,993          12.4
      Personal Accident & Health ..................       261,425           197,492          32.4
      Group Products ..............................        66,133            47,809          38.3
      Retirement Services
        Individual Fixed Annuities ................        42,057            23,819          76.6
        Individual Variable Annuities .............         2,295            (2,445)           --
      Intercompany Adjustments ....................        (4,267)           (3,086)           --
                                                      -----------       -----------
      TOTAL FOREIGN BEFORE REALIZED
        CAPITAL GAINS (LOSSES) ....................     1,071,557           889,582          20.5
      Realized Capital Gains (Losses) .............        14,418          (319,066)           --
                                                      -----------       -----------
      FOREIGN OPERATING INCOME ....................     1,085,975           570,516          90.3

    WORLDWIDE LIFE INSURANCE & RETIREMENT
      SERVICES BEFORE REALIZED CAPITAL
      GAINS (LOSSES) ..............................     2,043,575         1,648,460          24.0
    Realized Capital Gains (Losses) ...............        48,675          (338,172)           --
                                                      -----------       -----------
    WORLDWIDE OPERATING INCOME ....................   $ 2,092,250       $ 1,310,288          59.7%

(a)   Restated to conform to the presentation with respect to 2004.

SUPPLEMENTARY EARNINGS DATA  - PAGE 5

                                                                  THREE MONTHS ENDED MARCH 31,
                                                                  ----------------------------
                                                           2004                   2003 (a)          CHANGE
                                                           ----                   --------          ------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
  DOMESTIC - OTHER DATA
    LIFE INSURANCE
      Periodic Premium Sales (b):
        Individual/Retail .........................   $     115,350           $      78,790           46.4%
        Institutional Markets .....................          13,050                  30,210          (56.8)
                                                      -------------           -------------
      Total Periodic Sales ........................         128,400                 109,000           17.8
      Unscheduled & Single Deposits ...............          98,200                  80,600           21.8
      Life Insurance Reserves .....................      19,715,442              18,063,894            9.1

    HOME SERVICE
      Product Sales
        Life/A&H (b) ..............................          26,126                  26,000            0.5
        Fixed Annuity .............................          27,973                  24,900           12.3

      Total Insurance Reserves ....................       7,099,596               6,933,000            2.4

    GROUP LIFE/HEALTH
      Annualized Earned Premium ...................       1,292,472               1,161,543           11.3

    PAYOUT ANNUITIES
      Insurance Reserves ..........................       9,948,864               8,603,254           15.6

    GROUP RETIREMENT PRODUCTS
      Deposits (c) ................................       1,607,437               1,359,108           18.3

    NET FLOWS
      Group Retirement Products (c) ...............          55,205                 783,555          (93.0)
      Individual Fixed Annuities ..................       2,224,205               2,333,731           (4.7)
      Individual Variable Annuities ...............         510,928                 205,202          149.0
      Individual Annuities - Runoff ...............        (311,049)               (296,135)            --
                                                      -------------           -------------
      TOTAL .......................................   $   2,479,289           $   3,026,353          (18.1)%

    SURRENDER RATES
      Group Retirement Products (c) ...............            12.3%(d)                 5.5%
      Individual Fixed Annuities ..................             5.4%                    5.0%
      Individual Variable Annuities ...............            10.4%                   11.9%

    GENERAL AND SEPARATE ACCOUNT RESERVES
      Group Retirement Products (c) ...............   $  51,641,779           $  43,039,889           20.0%
      Individual Fixed Annuities ..................      44,746,581              34,656,819           29.1
      Individual Variable Annuities ...............      24,561,593              18,895,707           30.0
      Individual Annuities - Runoff ...............      21,640,077              21,938,469           (1.4)
                                                      -------------           -------------
      TOTAL .......................................   $ 142,590,030           $ 118,530,884           20.3%

(a)   Restated to conform to the presentation with respect to 2004.

(b) Life Insurance sales represent premiums from new sales that are expected to be collected over a one year period.

(c)   Includes group retirement annuities and group mutual funds.

(d) Excluding the loss of a single account declined to be written at an inadequate profit level, the surrender rate was 6.9 percent.

SUPPLEMENTARY EARNINGS DATA  - PAGE 6

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                 ----------------------------
                                                             2004            2003 (a)         CHANGE
                                                             ----            --------         ------
LIFE INSURANCE & RETIREMENT SERVICES OPERATIONS:
  FOREIGN - OTHER DATA
    FIRST YEAR PREMIUMS
      LIFE INSURANCE
        Japan ........................................   $   169,581       $   138,150          22.8%
        China ........................................        24,372            15,061          61.8
        Asia excluding Japan and China ...............       437,209           559,396         (21.8)
        All Other Regions ............................        55,707            42,458          31.2
                                                         -----------       -----------
        TOTAL ........................................       686,869           755,065          (9.0)
      PERSONAL ACCIDENT & HEALTH
        Japan ........................................       170,068            88,947          91.2
        China ........................................         7,570             5,702          32.8
        Asia excluding Japan and China ...............        60,952            50,613          20.4
        All Other Regions ............................        27,128            21,665          25.2
                                                         -----------       -----------
        TOTAL ........................................       265,718           166,927          59.2
      GROUP PRODUCTS
        Japan ........................................         8,588             6,978          23.1
        Asia excluding Japan and China ...............        13,884            11,002          26.2
        All Other Regions ............................       163,068           126,978          28.4
                                                         -----------       -----------
        TOTAL ........................................       185,540           144,958          28.0
      TOTAL FIRST YEAR PREMIUMS
        Japan ........................................       348,237           234,075          48.8
        China ........................................        31,942            20,763          53.8
        Asia excluding Japan and China ...............       512,045           621,011         (17.5)
        All Other Regions ............................       245,903           191,101          28.7
                                                         -----------       -----------
        TOTAL ........................................     1,138,127         1,066,950           6.7

    RETIREMENT SERVICES RESERVES
      Individual Fixed Annuities .....................    21,705,554         6,074,440         257.3
      Individual Variable Annuities ..................   $ 2,652,503       $   728,545         264.1%
                                                         -----------       -----------       -------

    FOREIGN EXCHANGE IMPACT ON GROWTH OF:
    GAAP PREMIUMS
        WORLDWIDE
      Growth in Original Currency ....................          14.0%
      Foreign Exchange Impact ........................           5.3
      Growth as Reported in U.S. $ ...................          19.3
        FOREIGN
      Growth in Original Currency ....................          17.7
      Foreign Exchange Impact ........................           7.0
      Growth as Reported in U.S. $ ...................          24.7

    PREMIUMS, DEPOSITS AND OTHER CONSIDERATIONS (b)
        WORLDWIDE
      Growth in Original Currency ....................          37.7
      Foreign Exchange Impact ........................           6.0
      Growth as Reported in U.S. $ ...................          43.7
        FOREIGN
      Growth in Original Currency ....................          72.6
      Foreign Exchange Impact ........................          13.1
      Growth as Reported in U.S. $ ...................          85.7%

(a)   Restated to conform to the presentation with respect to 2004.

(b) Premiums, deposits and other considerations represent aggregate business activity during the respective periods presented on a non-GAAP basis.

SUPPLEMENTARY EARNINGS DATA - PAGE 7

                                                        THREE MONTHS ENDED MARCH 31,
                                                        ----------------------------
                                                  2004               2003             CHANGE
                                                  ----               ----             ------
FINANCIAL SERVICES:
  REVENUES
    Aircraft Finance .....................   $    752,138        $    722,111            4.2%
    Capital Markets ......................        332,534             324,630            2.4
    Consumer Finance .....................        693,041             638,876            8.5
    Other ................................          7,876               7,265            8.4
                                             ------------        ------------
    TOTAL ................................      1,785,589           1,692,882            5.5

  OPERATING INCOME
    Aircraft Finance .....................        160,042             174,271           (8.2)
    Capital Markets ......................        182,504             211,241          (13.6)
    Consumer Finance .....................        183,168             148,103           23.7
    Other (a) ............................         (2,677)             (3,154)            --
                                             ------------        ------------
    TOTAL ................................        523,037             530,461           (1.4)
                                             ------------        ------------        -------
ASSET MANAGEMENT (b)(c):
  REVENUES
    Guaranteed Investment Contracts
      Domestic ...........................        550,532             511,636            7.6
      Foreign ............................        109,249             113,399           (3.7)
    Institutional Asset Management (d) ...        188,896             155,286           21.6
    Brokerage Services and Mutual Funds ..         60,679              47,678           27.3
                                             ------------        ------------
    TOTAL ................................        909,356             827,999            9.8

  OPERATING INCOME
    Guaranteed Investment Contracts
      Domestic ...........................        147,673             110,677           33.4
      Foreign ............................          9,355               8,126           15.1
    Institutional Asset Management (d) ...         61,980              43,658           42.0
    Brokerage Services and Mutual Funds ..         20,167              11,930           69.0
                                             ------------        ------------
    TOTAL ................................        239,175             174,391           37.1
                                             ------------        ------------        -------
  GUARANTEED INVESTMENT CONTRACTS
  DEPOSITS
    Domestic .............................      2,567,104           2,469,478            4.0
    Foreign ..............................        691,840           1,074,019          (35.6)
                                             ------------        ------------
    TOTAL ................................      3,258,944           3,543,497           (8.0)

  RESERVES
    Domestic .............................     40,954,665          35,323,788           15.9
    Foreign ..............................      7,448,805           7,755,871           (4.0)
                                             ------------        ------------
    TOTAL ................................   $ 48,403,470        $ 43,079,659           12.4%

EFFECTIVE TAX RATES:
  Net Income .............................          31.60%              29.97%
  Realized Capital Gains (Losses) ........          34.52%              34.95%

(a) Includes Other Financial Services Companies and Intercompany Reclassifications.

(b)   2003 is restated to conform to the presentation with respect to 2004.

(c) At March 31, 2004, AIG's third party assets under management, including mutual funds and institutional accounts, totaled over $48 billion.

(d) Includes AIG Global Investment Group and certain smaller asset management operations.

SUPPLEMENTARY EARNINGS DATA - PAGE 8

ADDITIONAL RECONCILIATION IN ACCORDANCE WITH REGULATION G

                                        THREE MONTHS    TWELVE MONTHS
                                           ENDED           ENDED
                                         MARCH 31,      DECEMBER 31,
                                           2004            2003
                                           ----            ----
RETURN ON EQUITY RECONCILIATION
Return on Equity, GAAP basis               14.4%           14.1%

Percent Related to Reconciliation           2.9             3.1
                                           ----            ----
Return on Equity, as presented (a)         17.3%           17.2%

(a) Return on Equity, as presented is net income, before realized capital gains (losses) and cumulative effect of an accounting change, expressed as a percentage of average shareholders' equity, exclusive of unrealized appreciation (depreciation) of investments, net of tax.